Exhibit 5.14

CONSENT OF MINE DEVELOPMENT ASSOCIATES, INC.

We hereby consent to the incorporation by reference of the estimates of mineralized material and production forecasts for the Relief Canyon Mine, and any other analysis performed by us relating to the feasibility study for Pershing Gold Corporation, that appear in or are incorporated by reference in the Registration Statement on Form F-10 being filed by Americas Silver Corporation on or about February 4, 2019 and in any prospectuses or amendments or supplements thereto.

Mine Development Associates, Inc.

           /s/ Paul Tietz

Name: Paul Tietz

Title: Senior Geologist

Dated: February 4, 2019